Exhibit 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

December 16, 2009

Board of Directors

American Federal Savings Bank

Eagle Financial MHC

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, MT 59601

Gentlemen:

We hereby consent to the use of our firm’s name in the Application for Conversion of Eagle Financial MHC, the mutual holding company for Eagle Bancorp, Helena, Montana, and any amendments thereto, in the Form S-1 Registration Statement and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our statement concerning subscription rights in such filings including the Prospectus of Eagle Bancorp.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.